Exhibit 99.1

NorthStrive Defense Tech Acquires Multi-Domain Drone Payload Technology Option for Defense and Commercial Applications

Newport Beach, California – April 6, 2026 – NorthStrive Defense Tech LLC (“NorthStrive Defense Tech”), a wholly-owned subsidiary of PMGC Holdings Inc. (the “Company”), today announced it has acquired rights to a novel drone technology through an exclusive option agreement (“Option Agreement”) with a corporation.

The Option Agreement provides NorthStrive Defense Tech with an exclusive option, within the aerospace and defense technologies field (“Field”), to get an exclusive license as to certain patent rights for U.S. Patent No. 12,291,334, covering a next-generation drone system designed to transport payloads across air and water environments. The option (“Option) is also for a non-exclusive license in the aerospace and defense technologies field as to certain know-how connected to these patent rights, as further set forth in the Option Agreement. On NorthStrive Defense Tech’s exercise of this option, NorthStrive Defense Tech and the counterparty will enter into negotiations for a definitive license agreement.

Advancing Multi-Domain Payload Capabilities for Defense

This technology represents a new class of drone systems capable of operating across multiple environments, by enabling an aerial vehicle to transport a cable-suspended payload through water while maintaining flight above the surface. This approach leverages buoyancy to reduce energy consumption and increase payload efficiency compared to traditional air-only drone systems.

Key capabilities include:

●	Multi-domain operation across air and water.

●	Improved payload efficiency through buoyancy-assisted transport.

●	Access to complex environments, including coastal, riverine, and flood-prone regions.

●	Flexible payload deployment, including sensors, equipment, and logistical supplies.

The system employs trajectory optimization and a dynamic control model to plan parcel movement through varied underwater terrain, including avoidance of natural and man-made obstacles.

Addressing Critical Defense Gaps

The Company believes this technology addresses a key gap in modern defense capabilities, where existing systems are limited to single-domain operation and cannot efficiently transport payloads across both air and water.

Potential defense applications include:

●	Littoral and riverine logistics

●	Autonomous resupply in remote environments

●	Sensor deployment

Next Steps Toward Licensing and Commercialization

The Option Agreement provides that during the Option Period, the Company will develop a plan to develop and commercialize products and/or services in connection with the patents the Field, and obtain financing to pursue that plan.

If the Company exercises the Option, the Company intends to negotiate and execute a definitive licensing agreement to secure full commercialization rights and advance the technology through development, partnership, and deployment pathways.

Neither the Company nor NorthStrive Defense Tech can guarantee that the parties will successfully negotiate a definitive license agreement or that the technology will be successfully developed or commercialized.

About NorthStrive Defense Tech LLC

NorthStrive Defense Tech LLC is a wholly-owned subsidiary of PMGC Holdings Inc. focused on identifying, acquiring, and commercializing advanced defense technologies, with an emphasis on drone and autonomous systems.

About PMGC Holdings Inc.

PMGC Holdings Inc. is a diversified holding company that manages and grows its portfolio through strategic acquisitions, investments, and development across various industries. We are committed to exploring opportunities in multiple sectors to maximize growth and value. For more information, please visit https://www.pmgcholdings.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “believes,” “expects,” “plans,” “potential,” “would” and “future” or similar expressions such as “look forward” are intended to identify forward-looking statements. Forward-looking statements are made as of the date of this press release and are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, activities of regulators and future regulations and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results. Therefore, you should not rely on any of these forward-looking statements. These and other risks are described more fully in PMGC’s filings with the United States Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 30, 2026, and its other documents subsequently filed with or furnished to the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

IR Contact: IR@pmgcholdings.com